Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-125340, 333-125341, 333-1253432), pertaining to the Encore Capital Group, Inc. 1999 Equity Participation Plan, the Encore Deferred Compensation Plan and the Encore Capital Group Stock Incentive Plan, as well as the Registration Statement on Form S-3 (No. 333-130362), of our reports dated February 27, 2007 relating to the consolidated financial statements of Encore Capital Group, Inc. and the effectiveness of Encore Capital Group, Inc.’s internal control over financial reporting which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

/s/ BDO Seidman, LLP

Costa Mesa, California

February 27, 2007